EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Edible Garden AG Inc. on Form S-1 Amendment No. 1 File No. 333-260655 of our report dated September 10, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Edible Garden AG Inc. as of December 31, 2020 (Successor balance sheet) and 2019 (Predecessor balance sheet) and for the period from March 28, 2020 to December 31, 2020 (Successor operations) and the period from January 1, 2020 to March 31, 2020 and the year ended December 31, 2019 (Predecessor operations), which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

December 21, 2021